NEWS RELEASE
First Citizens Reports Earnings for Third Quarter 2011
RALEIGH, N.C., Nov. 8, 2011 -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending September 30, 2011, of $81.9 million, compared to $27.7 million for the corresponding period of 2010, according to Frank B. Holding Jr., chairman of the board. Earnings for the third quarter of 2011 included an acquisition gain of $87.8 million recognized in connection with an FDIC-assisted transaction involving the assets and liabilities of Colorado Capital Bank (CCB) of Castle Rock, Colorado. The after-tax impact of the gain equaled $53.4 million. Third quarter 2011 net income was also impacted by improvements in other noninterest income, partially offset by higher noninterest expense and slightly reduced net interest income.
Per share income for the third quarter 2011 totaled $7.91, compared to $2.66 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 1.55 percent and an annualized return on average equity of 17.95 percent, compared to respective returns of 0.52 percent and 6.46 percent for the same period of 2010.
For the nine-month period ending September 30, 2011, net income equaled $165.0 million, compared to $163.0 million for the corresponding period of 2010. Earnings for 2011 included acquisition gains of $151.3 million resulting from the FDIC-assisted transactions related to United Western Bank and CCB. Acquisition gains totaled $136.0 million during the comparable period of 2010 arising from two FDIC-assisted transactions completed during the first quarter of 2010. The after-tax impact of the 2011 gains amounted to $92.0 million, compared to after-tax gains of $82.7 million during 2010. Other noninterest income during 2011 declined due to higher charges arising from adjustments to the receivable from the FDIC for loss share agreements.
The general level and comparability of BancShares' results of operations for 2011 and 2010 are affected by the FDIC-assisted transactions. Acquisition gains are recorded at the date of the transaction and result from the difference between the estimated fair values of acquired assets and assumed liabilities. Various post-acquisition adjustments to the carrying value of acquired assets have a significant impact on net interest income, provision for loan and lease losses and noninterest income. Accretable fair value discounts recorded on acquired loans are included in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality improves subsequent to the acquisition date, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and are recognized as interest income over the remaining life of the loan. For loans covered under FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from improvement or deterioration is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.
HIGHLIGHTS

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Third quarter and year-to-date net interest income equaled $217.2 million and $628.5 million respectively for 2011, down 5.5 percent for the quarter and up 15.2 percent for the year. Both the quarterly and year-to-date amounts for both years are impacted by accreted loan discounts from large unscheduled prepayments.

•	Average loans and leases for the third quarter of 2011, including those acquired in FDIC-assisted transactions, increased $255.9 million, or 1.8 percent, from the third quarter of 2010.

•	Average interest-bearing liabilities, including those assumed in FDIC-assisted transactions, decreased $441.8 million, or 2.9 percent, from the third quarter of 2010 to the third quarter of

2011.

•
Third quarter 2011 earnings were influenced by several significant items arising from the FDIC-assisted transactions, including an $87.8 million acquisition gain, $30.3 million in provision for loan and lease losses, $69.8 million in interest income from accretion of fair value discounts and $18.9 million of charges to noninterest income arising from adjustments to the FDIC receivable.

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Third quarter 2010 earnings also included various items arising from FDIC-assisted transactions: $42.6 million in provision for loan and lease losses, $88.1 million in interest income from accretion of fair value discounts and $29.5 million of charges to noninterest income arising from adjustments to the FDIC receivable.

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Year-to-date 2011 earnings included various items arising from the FDIC-assisted transactions: $151.3 million in acquisition gains, $104.1 million in provision for loan and lease losses, $192.6 million in interest income from accretion of fair value discounts including discounts related to unscheduled repayments and $43.0 million of charges to noninterest income arising from adjustments to the FDIC receivable.

•
Year-to-date 2010 earnings also included various items arising from FDIC-assisted transactions: $136.0 million in acquisition gains, $62.5 million in provision for loan and lease losses, $100.3 million in interest income from accretion of fair value discounts and $14.0 million of charges to noninterest income arising from adjustments to the FDIC receivable.

•
Annualized net charge-offs on noncovered loans equaled $15.8 million, or 0.54 percent of average noncovered loans during the third quarter of 2011, up 9.5 percent over the third quarter 2010. Year-to-date 2011 net charge-offs on noncovered loans totaled $36.3 million, or 0.42 percent of average noncovered loans, down 10.5 percent from 2010.

NET INTEREST INCOME
Net interest income totaled $217.2 million during the third quarter of 2011, a decrease of $12.8 million, or 5.5 percent, from the third quarter of 2010. The taxable-equivalent net yield on interest-earning assets equaled 4.60 percent for the third quarter of 2011, down 33 basis points from the 4.93 percent recorded for the third quarter of 2010. The reduction in current year net interest income and net yield on interest-earning assets was attributable to lower accretion of discounts on acquired loans. Accretion income recorded in the third quarter of 2011 was $18.3 million lower than accretion income recorded in the third quarter of 2010.
Year-to-date net interest income totaled $628.5 million, an increase of $82.7 million, or 15.2 percent from the same period of 2010. The taxable-equivalent net yield on interest-earning assets equaled 4.47 percent for the nine months ending September 30, 2011, up 45 basis points from the 4.02 percent recorded for the same period of 2010. The increase in current year net interest income is primarily the result of a $92.3 million increase in discount accretion on acquired loans.
Accretion income is generated by recognizing accretable yield over the life of acquired loans. Accretable yield is the difference between the expected cash flows and the fair value of acquired loans. The amount of accretable yield related to the loans can change if the estimated cash flows expected to be collected change subsequent to the initial estimates. Further, the recognition of accretion income can be accelerated in the event of large unscheduled repayments, loan payoffs, loan settlements for amounts in excess of original estimates, and various other post-acquisition events. Due to the many factors that influence the amount of accretion income recognized in a given period, this component of net interest income is highly variable and difficult to predict for future periods. This variability of accretion income impacts the comparability of interest income, net interest income and overall results of operations.

PROVISION FOR LOAN AND LEASE LOSSES
The provision for loan and lease losses recorded during the third quarter of 2011 equaled $44.6 million, compared to $59.9 million during the third quarter of 2010. Of the $15.2 million reduction, $12.3 million was caused by a decline in the amount of post-acquisition deterioration of acquired loans covered by loss share agreements.
During the nine months ending September 30, 2011, the provision for loan and lease losses equaled $143.0 million, an increase of $34.4 million, or 31.7 percent, from the same period of 2010. The 2011 variance included an increase of $41.6 million in post-acquisition deterioration of covered loans, partially offset by a $7.2 million reduction in provision for noncovered loans when compared to the same period of 2010.
NONINTEREST INCOME
Noninterest income for the third quarter of 2011 equaled $163.7 million, compared to $50.0 million in the same period of 2010. The increase during 2011 included the $87.8 million CCB acquisition gain. Noninterest income also benefited from a $10.6 million favorable variance resulting from adjustments to the FDIC receivable and $10.9 million recognized for amounts recovered for loans charged off prior to acquisition and other recoveries that are not covered under loss share agreements.
During the nine months ending September 30, 2011, noninterest income amounted to $360.0 million, compared to $354.5 million during the same period of 2010. The $5.4 million increase during 2011 reflects the net of favorable variances in acquisition gains and cardholder and merchant services income, partially offset by an unfavorable variance in adjustments to the FDIC receivable and lower service charge income.
NONINTEREST EXPENSE
Noninterest expense increased $27.0 million, or 15.3 percent, to $203.8 million in the third quarter of 2011, compared to $176.9 million in the third quarter of 2010 as a result of increases in foreclosure-related expenses, personnel costs, hardware and software expenses and external processing expenses.
Noninterest expense equaled $581.3 million for the first nine months of 2011, a $49.8 million, or 9.4 percent, increase over the $531.6 million recorded during the same period of 2010. This increase was caused primarily by higher personnel costs, hardware and software maintenance, foreclosure, loan collection and external processing costs.
NONPERFORMING ASSETS
As of September 30, 2011, nonperforming assets amounted to $739.9 million, or 5.2 percent of total loans and leases plus other real estate owned (OREO), compared to $560.1 million, or 4.1 percent, on December 31, 2010, and $615.6 million, or 4.4 percent, on September 30, 2010.
Of the $739.9 million in nonperforming assets as of September 30, 2011, $545.3 million is covered by FDIC loss share agreements that provide significant loss protection. The increases since December 31, 2010, and September 30, 2010, are primarily attributable to nonperforming assets arising from the FDIC-assisted transactions.
Nonperforming assets not covered by loss share agreements amounted to $194.6 million as of September 30, 2011, or 1.7 percent of noncovered loans and leases plus OREO compared to $196.7 million, or 1.7 percent, on December 31, 2010, and $185.7 million, or 1.6 percent, on September 30, 2010. The $9.0 million increase in noncovered nonperforming assets since September 30, 2010, was due to restructured loans and weak economic conditions causing higher levels of defaults. Nonperforming assets not covered by loss share agreements declined slightly since December 31, 2010.

Restructured loans on accrual status not covered by loss share agreements equaled $86.4 million as of September 30, 2011, compared to $65.0 million on December 31, 2010, and $53.4 million on September 30, 2010. Total covered and noncovered restructured loans as of September 30, 2011, equaled $277.7 million, $179.4 million of which are accruing and $98.3 million of which are nonaccrual. Restructured loans result from modifications selectively provided to customers experiencing cash flow difficulties in an effort to assist them in remaining current on their debt obligations.
OREO not covered by loss share agreements totaled $48.6 million as of September 30, 2011, compared to $52.8 million on December 31, 2010, and $47.5 million on September 30, 2010. A portion of the OREO not covered by loss share agreements relates to real estate exposures in the Atlanta, Ga., and southwest Florida markets arising from residential construction activities. Both markets experienced significant over-development that has resulted in extremely weak sales of new residential units and significant declines in property values. Once acquired, OREO is periodically reviewed to ensure that the fair value of the property supports the carrying value, with write downs recorded when necessary.
CAPITAL
First Citizens BancShares remains well capitalized with a tier 1 leverage capital ratio of 9.83 percent as of September 30, 2011, up 79 basis points from September 30, 2010, despite the asset growth resulting from the two FDIC-assisted transactions during 2011. Both the total risk-based capital and tier 1 risk-based capital ratios increased from September 30, 2010, to levels of 17.33 percent and 15.46 percent on September 30, 2011, respectively.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 435 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except share data; unaudited)	2011	2010	2011	2010
Interest income	$252,179	$278,628	$742,983	$696,763
Interest expense	34,992	48,688	114,434	150,925
Net interest income	217,187	229,940	628,549	545,838
Provision for loan and lease losses	44,628	59,873	143,024	108,629
Net interest income after provision for loan and lease losses	172,559	170,067	485,525	437,209
Gain on acquisitions	87,788	—	151,262	136,000
Other noninterest income	75,956	49,969	208,711	218,540
Noninterest expense	203,832	176,851	581,342	531,577
Income before income taxes	132,471	43,185	264,156	260,172
Income taxes	50,536	15,439	99,161	97,213
Net income	$81,935	$27,746	$164,995	$162,959
Taxable-equivalent net interest income	$218,178	$231,009	$631,418	$549,019
Net income per share	$7.91	$2.66	$15.85	$15.62
Cash dividends per share	0.30	0.30	0.90	0.90
Profitability Information (annualized)
Return on average assets	1.55%	0.52%	1.04%	1.05%
Return on average equity	17.95	6.46	12.34	13.17
Taxable-equivalent net yield on interest-earning assets	4.60	4.93	4.47	4.02
CONDENSED BALANCE SHEETS
		September 30	December 31	September 30
(thousands, except share data; unaudited)		2011	2010	2010
Assets
Cash and due from banks		$539,337	$460,178	$493,786
Investment securities		3,996,768	4,512,608	3,789,486
Loans covered by FDIC loss share agreements		2,557,450	2,007,452	2,222,660
Loans and leases not covered by FDIC loss share agreements		11,603,526	11,480,577	11,545,309
Allowance for loan and lease losses		(254,184)	(227,765)	(218,046)
Receivable from FDIC for loss share agreements		607,907	623,261	651,844
Other assets		1,964,540	1,950,348	2,564,252
Total assets		$21,015,344	$20,806,659	$21,049,291
Liabilities and shareholders' equity
Deposits		$17,663,275	$17,635,266	$17,743,028
Other liabilities		1,480,139	1,438,431	1,588,059
Shareholders' equity		1,871,930	1,732,962	1,718,204
Total liabilities and shareholders' equity		$21,015,344	$20,806,659	$21,049,291
Book value per share		$181.70	$166.08	$164.67

SELECTED AVERAGE BALANCES
	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except shares outstanding; unaudited)	2011	2010	2011	2010
Total assets	$21,157,741	$21,164,235	$21,194,113	$20,740,796
Investment securities	4,028,574	3,810,057	4,269,280	3,536,952
Loans and leases	14,173,224	13,917,278	14,036,103	13,941,556
Interest-earning assets	18,821,838	18,605,131	18,876,255	18,272,392
Deposits	17,772,429	17,823,807	17,837,690	17,431,667
Interest-bearing liabilities	14,991,875	15,433,653	15,182,701	15,212,048
Shareholders' equity	$1,830,503	$1,705,005	$1,794,474	$1,654,900
Shares outstanding	10,363,964	10,434,453	10,406,833	10,434,453
CAPITAL INFORMATION
		September 30	December 31	September 30
(dollars in thousands; unaudited)		2011	2010	2010
Tier 1 capital		$2,070,217	$1,935,559	$1,906,806
Total capital		2,320,056	2,206,890	2,180,810
Risk-weighted assets		13,388,224	13,021,521	13,258,598
Tier 1 capital ratio		15.46%	14.86%	14.38%
Total capital ratio		17.33	16.95	16.45
Leverage capital ratio		9.82	9.18	9.04

ASSET QUALITY DISCLOSURES
	2011			2010		Nine months ended September 30
	Third	Second	First	Fourth	Third
(dollars in thousands; unaudited)	Quarter	Quarter	Quarter	Quarter	Quarter	2011	2010

Allowance for loan and lease losses at beginning of period	$250,050	$232,597	$227,765	$218,046	$188,169	$227,765	$172,282
Adjustment resulting from adoption of change in accounting for QSPEs and controlling financial interests effective January 1, 2010	—	—	—	—	—	—	681
Provision for loan and lease losses:
Covered by loss share agreements	30,317	41,196	32,557	24,411	42,597	104,070	62,461
Not covered by loss share agreements	14,311	12,781	11,862	10,480	17,276	38,954	46,168
Net charge-offs of loans and leases:
Charge-offs	(42,314)	(38,222)	(41,606)	(27,134)	(31,172)	(122,142)	(67,774)
Recoveries	1,820	1,698	2,019	1,962	1,176	5,537	4,228
Net charge-offs of loans and leases	(40,494)	(36,524)	(39,587)	(25,172)	(29,996)	(116,605)	(63,546)
Allowance for loan and lease losses at end of period	$254,184	$250,050	$232,597	$227,765	$218,046	$254,184	$218,046
Allowance for loan and lease losses at end of period allocated to loans and leases:
Covered by loss share agreements	$75,050	$69,435	$54,629	$51,248	$43,028	$75,050	$43,028
Not covered by loss share agreements	179,134	180,615	177,968	176,517	175,018	179,134	175,018
Allowance for loan and lease losses at end of period	$254,184	$250,050	$232,597	$227,765	$218,046	$254,184	$218,046
Detail of net charge-offs of loans and leases:
Covered by loss share agreements	$24,702	$26,390	$29,176	$16,192	$15,575	$80,268	$22,933
Not covered by loss share agreements	15,792	10,134	10,411	8,980	14,421	36,337	40,613
Total net charge-offs	$40,494	$36,524	$39,587	$25,172	$29,996	$116,605	$63,546
Reserve for unfunded commitments	$7,962	$7,854	$7,512	$7,246	$7,623	$7,962	$7,623
Average loans and leases:
Covered by loss share agreements	2,500,807	2,490,964	2,464,277	2,096,312	2,257,888	2,458,184	2,278,198
Not covered by loss share agreements	11,672,417	11,537,145	11,439,777	11,544,750	11,659,390	11,508,223	11,675,699
Loans and leases at period-end:
Covered by loss share agreements	2,557,450	2,399,738	2,628,409	2,007,452	2,222,660	2,557,450	2,222,660
Not covered by loss share agreements	11,603,526	11,528,854	11,425,312	11,480,577	11,545,309	11,603,526	11,545,309
Risk Elements
Nonaccrual loans and leases:
Covered by loss share agreements	$291,890	$267,333	$223,617	$194,315	$264,653	$291,890	$264,653
Not covered by loss share agreements	59,603	73,441	79,856	78,814	84,753	59,603	84,753
Other real estate:
Covered by loss share agreements	160,443	150,636	137,479	112,748	99,843	160,443	99,843
Not covered by loss share agreements	48,616	49,028	49,584	52,842	47,524	48,616	47,524
Troubled debt restructurings:
Covered by loss share agreements	92,987	61,880	44,603	56,398	65,417	92,987	65,417
Not covered by loss share agreements	86,406	86,929	77,376	64,995	53,374	86,406	53,374

Total nonperforming assets	$739,945	$689,247	$612,515	$560,112	$615,564	$739,945	$615,564
Nonperforming assets covered by loss share agreements	$545,320	$479,849	$405,699	$363,461	$429,913	$545,320	$429,913
Nonperforming assets not covered by loss share agreements	194,625	209,398	206,816	196,651	185,651	194,625	185,651
Total nonperforming assets	$739,945	$689,247	$612,515	$560,112	$615,564	$739,945	$615,564
Ratios
Net charge-offs (annualized) to average loans and leases:
Covered by loss share agreements	3.92%	4.25%	4.80%	3.13%	2.80%	4.37%	1.35%
Not covered by loss share agreements	0.54	0.35	0.37	0.31	0.49	0.42	0.47
Allowance for loan and lease losses to total loans and leases:
Covered by loss share agreements	2.93	2.89	2.08	2.55	1.94	2.93	1.94
Not covered by loss share agreements	1.54	1.57	1.56	1.54	1.52	1.54	1.52
Nonperforming assets to total loans and leases plus other real estate:
Covered by loss share agreements	20.06	18.81	14.67	17.14	18.51	20.06	18.51
Not covered by loss share agreements	1.67	1.81	1.80	1.71	1.60	1.67	1.60
Total	5.15	4.88	4.30	4.10	4.42	5.15	4.42

CONTACT:     Barbara Thompson
        First Citizens BancShares
        (919) 716-2716